UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		May 18, 2012
NIKE, Inc.
(Exact name of registrant as specified in charter)

OREGON	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BOWERMAN DRIVE BEAVERTON, OR		97005-6453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(503)671-6453

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2012, the Compensation Committee of the Board of Directors of NIKE, Inc., an Oregon corporation (the “Company”), approved the grant of restricted stock units under the Company’s 1990 Stock Incentive Plan (the “RSUs”), to Mark G. Parker, Chief Executive Officer and President of the Company.  The grant consists of 189,682 RSUs.  Each RSU obligates the Company upon vesting of the RSU to issue to the RSU holder one share of NIKE Class B Common Stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU.  One hundred percent of the RSUs are scheduled to vest on May 18, 2017, subject to Mr. Parker’s continued employment with the Company through such date.  In addition, the RSUs will become 100% vested upon (i) the earlier death or disability of Mr. Parker, or (ii) if a “change in control” of the Company occurs and within two years after the change in control, Mr. Parker’s employment is terminated by the Company without “cause” or by him for “good reason.”  The terms “change in control,” “cause” and “good reason” have the same meanings for purposes of the RSUs as they have in the Company’s current form of Non-Statutory Stock Option Agreement.  Shares acquired under the RSUs are subject to the Company’s Policy for Recoupment of Incentive Compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date: May 22, 2012	By:	/s/ Donald W. Blair
Donald W. Blair
Chief Financial Officer